Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD QUARTERLY RESULTS

QUINCY, California April 20, 2021 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, today announced record quarterly earnings during the first quarter 2021 of $4.4 million or $0.86 per share, an increase of $1.1 million from $3.3 million or $0.64 per share during the first quarter of 2020. Diluted earnings per share increased to $0.85 during the three months ended March 31, 2021 up from $0.63 per share during the quarter ended March 31, 2020. Included in the current quarter are expenses totaling $191 thousand, or $0.04 per share, related to Plumas Bancorp’s pending acquisition of Feather River Bancorp, Inc. Return on average assets was 1.55% during the current quarter, up from 1.53% during the first quarter of 2020. Return on average equity increased to 17.7% for the three months ended March 31, 2021, up from 15.2% during the first quarter of 2020.

Financial Highlights

March 31, 2021 compared to March 31, 2020

●	Net income increased by $1.1 million, or 34% to $4.4 million.
●	Net interest income increased by $1.3 million or 14% to $10.5 million
●	Total assets increased by $328 million, or 37%, to $1.2 billion.
●	Gross loans increased by $109 million, or 18%, to $733 million.
●	Total deposits increased by $306 million, or 40%, to $1.1 billion.
●	Total equity increased by $11.8 million, or 13% to $102 million.
●	Book value per share increased by $2.20, or 13%, to $19.63, up from $17.43.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank stated, “I am pleased to report that we finished the first quarter of 2021 with improvements in many of our key financial metrics as compared to the first quarter of 2020. In terms of operational improvements, we implemented new Payroll Protection Program (“PPP”) software allowing Plumas Bank to efficiently process 774 PPP loans totaling $67 million as of March 31st. Additionally, we have processed over $90 million in PPP loan forgiveness from 2020 originations. Our loan forgiveness activities have generated significant fees that have contributed to our first quarter earnings.”

Ryback continued, “Furthermore, I am proud that in addition to successfully navigating all of the challenges of operating in a pandemic environment while at the same time generating improvements in profitability, we were able to identify and execute on two important strategic initiatives. Namely, we recently announced the signing of a definitive merger agreement whereby Plumas Bancorp will acquire Feather River Bancorp, Inc., the parent company of Bank of Feather River headquartered in Yuba City, California. That announcement was followed by notice that we have relocated the Plumas Bancorp headquarters to Reno, Nevada.” Ryback continued, “Our growth in these active markets has been driven by our strategic initiatives to expand both our regional footprint and the services we provide to our clients.

As we eagerly prepare for our acquisition of Bank of Feather River, we continue to develop technological services for clients including e-sign capabilities, enhanced remote deposit capture and ACH services for businesses, and real-time online banking enrollment. All the while we are continually enhancing our security program with a focus on fraud detection and prevention.”

Ryback concluded, “The expansion of our footprint as we integrate Bank of Feather River represents a key step in the direction of planned further growth. We will continue to stay focused on the fundamentals while at the same time identifying and executing on transactions that support our strategic direction. With each development, be it technological or geographical, we reinforce our guiding principle that Plumas Bank is Here. For Good.”

Loans, Deposits, Investments and Cash

Gross loans increased by $109 million, or 18%, from $624 million at March 31, 2020 to $733 million at March 31, 2021. The three largest areas of growth in the Company’s loan portfolio were $92 million in commercial loans, $21 million in commercial real estate loans and $11 million in construction loans. The three largest decreases were $7 million in agricultural loans, $3 million in residential real estate loans and $2 million in automobile loans. The increase in commercial loans relates to PPP loans which totaled $96 million at March 31, 2021. Unamortized loan fees net of unamortized loan costs on these loans totaled $3.5 million at March 31, 2021.

We have instituted loan forbearance programs to assist borrowers with managing cash flows disrupted due to COVID-19.  As of March 31, 2021, there were 80 loan forbearance agreements outstanding which allow for the deferral of up to 6 months in payments representing approximately $20.4 million in loan balances.

The following table presents loans under forbearance programs by loan type as of March 31, 2021 with the expected month that payments are to resume, dollars in thousands.

Month Payments Resume
Loan Type	April	May	June	July	Other	Total
Commercial	$253	$-	$37	$349	$-	$639
Real Estate - Residential	2,274	-	-	-	-	2,274
Real Estate - Commercial	14,852	352	366	-	-	15,570
Equity Lines of Credit	198	-	-	-	-	198
Automobile	600	241	227	364	224	1,656
Other	40	-	51	-	6	97
Total	$18,217	$593	$681	$713	$230	$20,434

Total deposits increased by $306 million from $763 million at March 31, 2020 to $1.1 billion at March 31, 2021. We attribute much of this increase to retention of proceeds from PPP loans, a more cautious consumer, and continued growth in our customer base. The increase in deposits includes increases of $228 million in demand deposits, $80 million in savings accounts, $101 million in money market accounts, and $2 million in time deposits. These increases were partially offset by a decrease of $105 million in interest-bearing demand deposits.

During November 2020 we eliminated our interest-bearing demand deposit products, transferring these accounts to either money market accounts or non-interest bearing demand accounts based on product type. We made this change to simplify our product offerings in light of the changes to Federal Reserve Board Regulation D which no longer limits the number of transfers or withdrawals from Money Market or Savings accounts.

At March 31, 2021, 53% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $45 million from $159 million at March 31, 2020 to $204 million at March 31, 2021. Cash and due from banks increased by $176 million from $58 million at March 31, 2020 to $234 million at March 31, 2021.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2021 were $4.4 million, up from $3.1 million at March 31, 2020. Nonperforming assets as a percentage of total assets increased slightly to 0.36% at March 31, 2021 up from 0.35% at March 31, 2020. OREO decreased by $127 thousand from $707 thousand at March 31, 2020 to $580 thousand at March 31, 2021. Nonperforming loans were $3.8 million at March 31, 2021 and $2.3 million at March 31, 2020. Nonperforming loans as a percentage of total loans increased to 0.52% at March 31, 2021, up from 0.37% at March 31, 2020.

The provision for loan losses decreased from $750 thousand during the first quarter of 2020 to $375 thousand during the current quarter. Net charge-offs totaled $315 thousand and $190 thousand during the three months ended March 31, 2021 and 2020, respectively. The allowance for loan losses totaled $10.0 million at March 31, 2021 and $7.8 million at March 31, 2020. The allowance for loan losses as a percentage of total loans increased from 1.25% at March 31, 2020 to 1.36% at March 31, 2021. Excluding PPP loans, the allowance for loan losses as a percentage of total loans at March 31, 2021 was 1.56%.

Shareholders’ Equity

Total shareholders’ equity increased by $11.8 million from $90.2 million at March 31, 2020 to $102.0 million at March 31, 2021. The $11.8 million includes earnings during the twelve-month period totaling $15.6 million and stock option activity totaling $0.4 million. These items were partially offset by cash dividends totaling $2.6 million and a decrease of $1.6 million in net accumulated other comprehensive income.

Net Interest Income and Net Interest Margin

Net interest income was $10.5 million for the three months ended March 31, 2021, an increase of $1.3 million from the same period in 2020. The increase in net interest income includes an increase of $1.1 million in interest income and a decrease of $122 thousand in interest expense. Interest and fees on loans increased by $1.2 million related to the amortization of loan fees/costs on PPP loans. During the current quarter we recorded amortization of loan fees net of loan costs on PPP loans totaling $1.6 million. This includes normal amortization on our PPP portfolio and the effect of $42 million in PPP loan forgiveness.

Average loan balances increased by $99 million, while the average yield on loans decreased by 2 basis points from 5.55% during the first quarter of 2020 to 5.53% during the current quarter. The reduction in loan yield includes the effect of a reduction in market rates, including a decline in the average prime rate of 1.2% mostly offset by the amortization of loan fees on PPP loans as discussed above. Interest on investment securities declined by $51 thousand related to a decline in yield of 48 basis points to 1.94%. Average investment securities increased by $30.4 million to $189 million. Interest on cash balances declined by $55 thousand related to a decline in the rate paid on these balances from 1.23% during the first quarter of 2020 to 0.11% during the current quarter. This decline in rate was partially offset by an increase in average balance of $160 million. Net interest margin for the three months ended March 31, 2021 decreased 71 basis points to 3.86%, down from 4.57% for the same period in 2020.

Non-Interest Income/Expense

During the three months ended March 31, 2021, non-interest income totaled $2.3 million, an increase of $125 thousand from the three months ended March 31, 2020. The largest component of this increase was an increase in interchange income of $176 thousand to $715 thousand. During the three months ended March 31, 2021, total non-interest expense increased by $156 thousand to $6.3 million. The largest components were a $262 thousand increase in accrued bonus expense consistent with the increase in pretax income and $191 thousand in legal and investment banking expenses related to our pending acquisition of Feather River Bancorp, Inc. The largest decrease in expense was an increase in the deferral of loan origination fees of $211 thousand, $155 thousand of which relates to origination of PPP loans.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the northern California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates three loan production offices: two located in the northern California counties of Placer and Butte and one located in the southern Oregon county of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Jamie Huynh

Investor Relations

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of March 31,
	2021	2020	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$233,623	$58,058	$175,565	302.4%
Investment securities	204,656	159,247	45,409	28.5%
Loans, net of allowance for loan losses	722,416	619,487	102,929	16.6%
Premises and equipment, net	13,803	14,774	(971)	-6.6%
Bank owned life insurance	13,616	13,275	341	2.6%
Real estate acquired through foreclosure	580	707	(127)	-18.0%
Accrued interest receivable and other assets	18,787	14,023	4,764	34.0%
Total assets	$1,207,481	$879,571	$327,910	37.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,069,218	$762,886	$306,332	40.2%
Accrued interest payable and other liabilities	25,937	16,148	9,789	60.6%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	1,105,465	789,344	316,121	40.0%
Common stock	7,858	7,425	433	5.8%
Retained earnings	91,468	78,460	13,008	16.6%
Accumulated other comprehensive income, net	2,690	4,342	(1,652)	-38.0%
Shareholders’ equity	102,016	90,227	11,789	13.1%
Total liabilities and shareholders’ equity	$1,207,481	$879,571	$327,910	37.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2021	2020	Dollar Change	Percentage Change

Interest income	$10,734	$9,599	$1,135	11.8%
Interest expense	255	378	(123)	-32.5%
Net interest income before provision for loan losses	10,479	9,221	1,258	13.6%
Provision for loan losses	375	750	(375)	-50.0%
Net interest income after provision for loan losses	10,104	8,471	1,633	19.3%
Non-interest income	2,350	2,225	125	5.6%
Non-interest expense	6,292	6,136	156	2.5%
Income before income taxes	6,162	4,560	1,602	35.1%
Provision for income taxes	1,721	1,244	477	38.3%
Net income	$4,441	$3,316	$1,125	33.9%

Basic earnings per share	$0.86	$0.64	$0.22	34.4%
Diluted earnings per share	$0.85	$0.63	$0.22	34.9%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	3/31/2021	12/31/2020	3/31/2020	12/31/2020	12/31/2019
EARNINGS PER SHARE
Basic earnings per share	$0.86	$0.83	$0.64	$2.80	$3.01
Diluted earnings per share	$0.85	$0.82	$0.63	$2.77	$2.97
Weighted average shares outstanding	5,187	5,182	5,171	5,177	5,155
Weighted average diluted shares outstanding	5,253	5,234	5,231	5,230	5,228
Cash dividends paid per share [1]	$0.14	$0.12	$-	$0.36	$0.46

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.55%	1.50%	1.53%	1.43%	1.82%
Return on average equity	17.7%	17.4%	15.2%	15.5%	20.2%
Yield on earning assets	3.95%	4.00%	4.75%	4.15%	4.97%
Rate paid on interest-bearing liabilities	0.20%	0.22%	0.34%	0.25%	0.39%
Net interest margin	3.86%	3.90%	4.57%	4.02%	4.75%
Noninterest income to average assets	0.82%	0.76%	1.02%	0.83%	0.95%
Noninterest expense to average assets	2.19%	2.23%	2.83%	2.34%	2.68%
Efficiency ratio [2]	49.0%	50.3%	53.6%	50.6%	49.9%

	3/31/2021	3/31/2020	12/31/2020	12/31/2019	12/31/2018
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$9,962	$7,804	$9,902	$7,243	$6,958
Allowance for loan losses as a percentage of total loans	1.36%	1.25%	1.39%	1.17%	1.23%
Nonperforming loans	$3,804	$2,310	$2,536	$2,050	$1,117
Nonperforming assets	$4,401	$3,079	$2,970	$2,813	$2,340
Nonperforming loans as a percentage of total loans	0.52%	0.37%	0.36%	0.33%	0.20%
Nonperforming assets as a percentage of total assets	0.36%	0.35%	0.27%	0.33%	0.28%
Year-to-date net charge-offs	$315	$189	$516	$1,215	$711
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.18%	0.12%	0.07%	0.21%	0.14%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,197	5,176	5,182	5,166	5,137
Shareholders' equity	$102,016	$90,227	$100,154	$84,505	$66,932
Book value per common share	$19.63	$17.43	$19.33	$16.36	$13.03
Tangible common equity[3]	$101,335	$89,357	$99,432	$83,584	$65,748
Tangible book value per common share[4]	$19.50	$17.26	$19.19	$16.18	$12.80
Tangible common equity to total assets	8.4%	10.2%	8.9%	9.7%	8.0%
Gross loans to deposits	68.6%	81.8%	72.9%	82.9%	77.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.3%	10.8%	9.2%	10.4%	9.3%
Common Equity Tier 1 Ratio	14.7%	13.6%	14.2%	13.1%	11.8%
Tier 1 Risk-Based Capital Ratio	14.7%	13.6%	14.2%	13.1%	11.8%
Total Risk-Based Capital Ratio	16.0%	14.8%	15.4%	14.2%	13.0%

(1)	The Company paid a quarterly cash dividend of 14 cents per share on February 15, 2021 and quartlery cash dividends of 12 cents per share on May 15, 2020, August 14, 2020 and November 16, 2020.
(2)	Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3)	Tangible common equity is defined as common equity less core deposit intangibles.
(4)	Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.